Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FIRST QUARTER 2005 RESULTS

Increases Annual Common Stock Dividend to $0.30 Per Share

Announces Annual Shareholders’ Meeting Date

BALTIMORE (May 4, 2005) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2005.

Financial Results:

Net broadcast revenues from continuing operations were $145.2 million for the three months ended March 31, 2005, a decrease of 0.8% versus the prior year period result of $146.5 million.  Operating income was $32.5 million as compared to $25.3 million in the prior year period, an increase of 28.7%.  The Company had net income available to common shareholders of $8.8 million in the three-month period versus a net loss available to common shareholders of $2.3 million in the prior year period.  Diluted income per share was $0.10 versus a diluted loss per share of $0.03 in the prior year period.

“We are off to a better than expected start to 2005, exceeding our prior expectations for first quarter net broadcast revenues by approximately $1.6 million and reducing our television operating expenses by approximately $1.6 million more than expected,” commented David Smith, President and CEO of Sinclair.  “We are particularly pleased with the ratings on our ABC and FOX stations, which were up in the February book.”

 “We also continue to deliver value to our shareholders.  In the past year, we have not only instituted a common stock dividend, but tripled it to $0.30 per share, on an annual basis.  Additionally, we have sold two stations at multiples higher than the current value placed on television assets by public equity holders, deleveraged the balance sheet, and entered into multi-year retransmission agreements with the largest cable and satellite operators.  Going forward, we believe there will be other opportunities to further create value for our shareholders.”

Operating Statistics and Income Statement Highlights:

•                  The quarter’s revenues were positively impacted by Super Bowl revenues which totaled $4.0 million in the quarter versus $0.1 million in the same period last year and by increased advertising spending primarily in the schools, services and medical categories.  Primary categories that were down were fast food, home products, movies and telecommunications.  Automotive, our largest category, representing 25% of our time sales, was down 0.6%.

•                  Local advertising revenues increased 0.3% in the quarter versus the first quarter 2004, while national advertising revenues decreased 3.5% due to the absence of political advertising spending.  Excluding political revenues, local advertising revenues were up 1.3% and national advertising revenues were down 0.4%.  Local revenues, excluding political revenues, represented 62% of advertising revenues.

•                  Excluding political revenues, our ABC, FOX and UPN stations showed gains, while our WBs were down.

•                  Results of the February 2005 ratings book, as compared to the February 2004 ratings, indicated that our stations did better than the competition in the top 100 markets in the early fringe through prime-time dayparts in the key adult 18 to 49 demographic.  On a combined basis, competitors in the top 100 markets had ratings declines of 6% while our stations were down 5%.  Our biggest ratings gains came from our ABC stations which were up 19% (other ABC operators in the top 100 markets were up 7%) and our FOX stations which were up 3% and in-line with other FOX operators in the top 100 markets.  Our WBs and UPNs were down 11% and 23%, respectively, while other WB and UPN operators in the top 100 markets were down 13% and 21% respectively.

•                  On April 29, 2005, the Company closed on the sale of its Sacramento television station, KOVR-TV, to Viacom, Inc. for gross proceeds of $285.0 million.

•                  During the quarter, the Company extended its retransmission agreement with DIRECTV.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $21.3 million in cash, was $1,605.9 million at March 31, 2005 versus net debt of $1,629.1 million at December 31, 2004.

•                  As of March 31, 2005, 46.3 million Class A common shares and 39.1 million Class B common shares were outstanding, for a total of 85.4 million common shares outstanding.

•                  Capital expenditures in the quarter were $3.6 million.

•                  Program contract payments were $26.7 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), FCC approval of pending license transfers, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its second quarter and full year 2005 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“Exceeding our expectations for the first quarter has left us optimistic for this year’s television business, despite the normal cycle of it being a non-political year,” commented David Amy, EVP and CFO.  “We expect to benefit from the improved FOX and ABC network results in the February ratings book, in which they placed first and second in the key 18-49 adult demographic.  We also continue to be diligent in our expense review and, as such, are not expecting increases in our television expenses this year.”

•                  The Company expects second quarter 2005 station net broadcast revenue, before barter, to be down approximately 1% to 2% from second quarter 2004 station net broadcast revenue, before barter, of $167.1 million.   Political revenues in the second quarter last year were approximately $3.9 million.

•                  The Company expects second quarter barter revenue to be approximately $15.6 million.

•                  The Company expects station production expenses and station selling, general and administrative expenses (together, television expenses), before barter expense, in the quarter to be approximately $73.6 million, an approximate 3.3% decrease from second quarter 2004 television expenses of $76.1 million.  On a full year basis, television expenses are expected to be down slightly as compared to 2004 television expenses of $302.8 million.

•                  The Company expects second quarter barter expense to be approximately $15.6 million.

•                  The Company expects second quarter program contract amortization expense to be approximately $17 million and $73 million for the year.

•                  The Company expects second quarter program contract payments to be approximately $26.8 million and $104.6 million for the year.

•                  The Company expects second quarter corporate overhead to be approximately $6 million and $23 million for the year.

•                  The Company expects second quarter depreciation on property and equipment to be approximately $12.6 million and $51.8 million for the year, assuming the capital expenditure assumptions below.

•                  The Company expects second quarter amortization of acquired intangibles to be approximately $4.5 million and $18 million for the year.

•                  The Company expects second quarter net interest expense to be approximately $28 million and $113 million for the year, assuming no changes in the current interest rate yield curve, changes in debt levels based on the assumptions discussed in this “Outlook” section and including the sale of KOVR-TV.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.5 million in the second quarter and $10.0 million for the year and dividends paid on the Class A and Class B common shares to be approximately $4.3 million in the second quarter and $19 million for the year, assuming current shares outstanding and a $0.30 per share annual dividend, beginning with the July 2005 payment.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the second quarter and full year effective tax rate for continuing operations to be approximately 40%, assuming the assumptions discussed in this “Outlook” section, including a current tax benefit from continuing operations of approximately $1.8 million in the second quarter and $3.2 million for the year.

•                  The Company expects to record in the second quarter a book gain on discontinued operations of approximately $129.5 million, net of taxes, on the sale of KOVR-TV.

•                  In order to reduce compensation expense that would have been recognized in future years following the Company’s adoption of Financial Accounting Statement No. 123R in 2006, the Company accelerated the vesting of all options held by current employees, officers and non-employee directors, making approximately 400,000 shares immediately exercisable.  The Company does not expect to incur any material expense related to the vesting, but will reduce future non-cash compensation expense in 2006 through 2008 by $0.8 million, on a pre-tax basis.

•                  The Company expects to spend approximately $8.0 million in capital expenditures in the second quarter and approximately $30 million for the year.

Annual Shareholders’ Meeting:

Sinclair will hold its annual shareholders’ meeting on Thursday, May 12, 2005 at 10:00 am at the Company’s corporate headquarters located at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter results on Wednesday, May 4, 2005, at 8:45 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 61 television stations in 38 markets.  Sinclair’s television group reaches approximately 23% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s announced sale of its Kansas City and Sacramento television stations.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

SINCLAIR BROADCAST GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Station broadcast revenues, net of agency commissions	$145,227	$146,470
Revenues realized from station barter arrangements	14,536	13,510
Other operating divisions revenue	4,921	4,004
Total revenues	164,684	163,984
OPERATING EXPENSES:
Station production expenses	38,055	38,922
Station selling, general and administrative expenses	35,063	34,870
Expenses recognized from station barter arrangements	13,430	12,515
Amortization of program contract costs and net realizable value adjustments	17,230	25,424
Stock-based compensation expense	218	497
Other operating divisions expenses	5,053	4,318
Depreciation and amortization of property and equipment	13,189	11,901
Corporate general and administrative expenses	5,386	5,592
Amortization of definite-lived intangible assets and other assets	4,543	4,683
Total operating expenses	132,167	138,722
Operating income	32,517	25,262
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(28,971)	(30,819)
Interest income	121	71
Loss on sale of assets	(11)	(19)
Unrealized gain (loss) from derivative instruments	8,899	(95)
Income from equity and cost investees	1,179	2,521
Other income	76	165
Total other expenses	(18,707)	(28,176)
Income (loss) from continuing operations before income taxes	13,810	(2,914)
INCOME TAX (PROVISION) BENEFIT	(5,402)	1,121
Net income (loss) from continuing operations	8,408	(1,793)
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax provision of $1,538 and $1,301, respectively	2,901	2,082
NET INCOME	11,309	289
PREFERRED STOCK DIVIDENDS	2,502	2,588
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$8,807	$(2,299)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) per share from continuing operations	$0.07	$(0.05)
Earnings per share from discontinued operations	$0.03	$0.02
Earnings (loss) per common share	$0.10	$(0.03)
Weighted average common shares outstanding	85,235	85,936
Weighted average common and common equivalent shares outstanding	85,236	86,212
Dividends per common share	$0.05	$—

Unaudited Consolidated Historical Selected Balance Sheet Data:

(Dollars in thousands)

	March 31, 2005	December 31, 2004
Cash & cash equivalents	$21,331	$10,491
Total current assets	313,291	330,150
Total long term assets	2,108,398	2,135,513
Total assets	2,421,689	2,465,663

Current portion of debt	16,092	48,946
Total current liabilities	238,009	288,661
Long term portion of debt	1,611,143	1,590,669
Total long term liabilities	1,949,854	1,949,184
Total liabilities	2,187,863	2,237,845

Minority interest in consolidated subsidiaries	971	1,267

Total stockholders’ equity	232,855	226,551
Total liabilities & stockholders’ equity	2,421,689	2,465,663

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(Dollars in thousands)

Three Months Ended March 31, 2005

Net cash flow from operating activities	$22,938
Net cash flow from investing activities	(4,027)
Net cash flow from financing activities	(8,071)

Net increase in cash and cash equivalents	10,840
Cash & Cash Equivalents, beginning of period	10,491
Cash & Cash Equivalents, end of period	$21,331